Exhibit 99.1

For Immediate Release

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2013 Results

Fourth Quarter Net Income of $4.5 Million on a 28.3% Increase in Sales

February 20, 2014 (Dallas, TX) – Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, today reported its results for the fourth quarter and fiscal year ended December 31, 2013.

Fourth quarter highlights include the following (see financial schedules for more information, including non-GAAP reconciliations):

•	Fourth quarter 2013 sales of $369.1 million, an increase of 28.3 percent over the fourth quarter of 2012.

•	Gross margin percentage improved 220 bps, to 22.4 percent, compared to 20.2 percent in the fourth quarter of 2012.

•	Operating income was $13.3 million compared to $0.1 million in the fourth quarter of 2012.

•	Net income improved to $4.5 million, up from a net loss of ($12.0) million for the fourth quarter of 2012.

•	Adjusted EBITDA was $16.2 million for the current quarter compared to Adjusted EBITDA of $3.4 million for the fourth quarter of 2012.

Commenting on the company’s results, Builders FirstSource Chief Executive Officer Floyd Sherman said, “We ended fiscal 2013 with sales of approximately $1.5 billion, a 39.2 percent increase over fiscal year 2012 sales. From a U.S. single-family housing starts perspective, 2013 ended with 618,400 actual starts, up 15.5 percent over 2012, but still well below the historical average of the past fifty years. When coupled with the ongoing recovery in U.S. housing, our market share gains of recent years have helped accelerate the pace of our sales growth. In turn, this enabled us to end fiscal 2013 with positive earnings before taxes, when excluding the effects of charges related to our May 2013 debt refinancing.”

Continuing, Mr. Sherman added, “Our fiscal 2013 concluded with a strong fourth quarter. Our topline growth of 28.3 percent for the quarter once again exceeded the increase in residential construction activity, as actual single-family housing starts in the South Region (as defined by the U.S. Census Bureau, and which includes all of our markets) increased 14.2 percent and single-family units under construction increased 23.9 percent. In addition, our gross margin percentage increased to 22.4 percent for the current quarter, up from 20.2 percent for the fourth quarter of 2012. Higher sales volume and better customer pricing were the primary drivers of our overall margin improvement, in what is still a very competitive pricing environment.”

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2013 Results (continued)

Chad Crow, Builders FirstSource Senior Vice President and Chief Financial Officer added, “While we were increasing our sales and gross margin, we also continued to leverage our operating expenses. For the fourth quarter of 2013, our selling, general and administrative expense was 18.8 percent of sales compared to 20.1 percent for the fourth quarter of 2012. All of these factors helped drive the $16.6 million improvement in net income, resulting in net income of $0.05 per diluted share for the current quarter compared to a ($0.13) loss per diluted share for the fourth quarter of 2012. We were also cash flow positive during the quarter, despite making the first required semi-annual interest payment of $13.5 million related to our 2021 notes. We ended the year with liquidity of $211.8 million, consisting of $54.7 million of cash and $157.1 million in borrowing availability under our revolving credit facility. Our working capital as a percent of sales also improved, from 10.9 percent of sales for the fourth quarter of 2012 to 9.6 percent of sales for the current quarter.”

Fourth Quarter 2013 Results Compared to Fourth Quarter 2012

(See accompanying financial schedules for full financial details and reconciliations of Non-GAAP financial measures to their GAAP equivalents.)

•	Sales were $369.1 million compared to $287.6 million last year, an increase of $81.5 million or 28.3 percent. We estimate sales increased 26.5 percent due to increased volume and 1.8 percent due to price.

•	Gross margin percentage was 22.4 percent, up from 20.2 percent last year, a 220 basis point improvement. Our gross margin percent increased largely due to improved customer pricing with the remainder due to leveraging fixed costs within cost of goods sold and improved sales mix.

•	Selling, general and administrative (“SG&A”) expenses increased $11.6 million, or 20.0 percent in the current quarter. As a percentage of sales, SG&A expense decreased to 18.8 percent in the fourth quarter of 2013 compared to 20.1 percent last year. Our salaries and benefits expense, excluding stock compensation expense, was $43.6 million, or 11.8 percent of sales, compared to $36.8 million, or 12.8 percent of sales last year. Delivery expense increased $2.1 million and other general administrative expense increased $2.5 million, primarily the result of increased sales volume.

•	Interest expense was $8.6 million, a decrease of $2.4 million, which relates primarily to our refinancing in the second quarter of 2013. For the current year quarter, interest expense included $6.6 million related to our outstanding senior secured notes due 2021, a $0.9 million non-cash, fair value adjustment related to stock warrants issued in connection with our previous term loan, and $0.6 million of amortized deferred loan costs. Interest expense in the fourth quarter of 2012 included $5.0 million related to our term loan and $4.5 million related to our floating rate notes due 2016. In addition, interest expense in the fourth quarter of 2012 included a $0.6 million non-cash, fair value adjustment related to stock warrants issued in connection with the term loan, and $0.4 million of amortized debt discount. See supplemental schedule attached.

•	We recorded $0.2 million of income tax expense in the fourth quarter of both 2013 and 2012. We recorded a reduction of the after-tax, non-cash valuation allowance of $2.6 million in the fourth quarter of 2013, which is exclusive of $0.6 million primarily related to our reversal of uncertain tax positions due to statute expirations that affected the NOL carry-forward and valuation allowance. We recorded an increase in the after-tax, non-cash valuation allowance of $ 3.6 million in the fourth quarter of 2012. Both were related to our net deferred tax assets. At the end of the current quarter, our gross federal income tax net operating loss available for carry-forward was approximately $268 million.

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2013 Results (continued)

•	Income from continuing operations was $4.6 million, or $0.05 per diluted share, compared to a loss from continuing operations of $11.0 million, or $0.12 loss per diluted share in the fourth quarter of 2012. Excluding facility closure costs, the fair value adjustment for stock warrants and the tax valuation allowance, our income from continuing operations was $3.0 million, or $0.03 per diluted share, for the current year quarter. Excluding facility closure costs, litigation settlement proceeds, the fair value adjustment for stock warrants and the tax valuation allowance, our loss from continuing operations was $7.2 million, or $0.08 loss per diluted share, for the fourth quarter of 2012. See reconciliation attached.

•	Net income was $4.5 million, or $0.05 per diluted share, compared to a net loss of $12.0 million, or $0.13 loss per diluted share last year.

•	Diluted weighted average shares outstanding were 99.5 million in the fourth quarter of 2013 compared to 95.6 million in the same quarter of 2012. Restricted stock shares were included in diluted weighted average shares outstanding for the fourth quarter of 2013 because the company generated net income, and were excluded in the fourth quarter of 2012 because the company reported a net loss. Incremental shares related to stock options and stock warrants were included in diluted weighted average shares outstanding for the fourth quarter of 2013, but were excluded in the fourth quarter of 2012 because their effect was anti-dilutive.

•	Adjusted EBITDA was $16.2 million for the current quarter compared to $3.4 million last year. For fiscal year 2013, Adjusted EBITDA was $61.3 million, up $54.9 million over fiscal year 2012 Adjusted EBITDA of $6.4 million. See reconciliation attached.

Liquidity and Capital Resources

•	Total liquidity at December 31, 2013 was approximately $211.8 million, and includes $54.7 million of cash and $157.1 million in borrowing availability under our revolver. We had no borrowings during the quarter under our revolver.

•	Operating cash flow was $8.6 million for the fourth quarter of 2013, and working capital was flat during the quarter. Operating cash flow was ($18.0) million for the fourth quarter of 2012, and included a $12.2 million increase to working capital.

•	Net capital expenditures were $4.8 million for the fourth quarter of 2013 compared to $1.2 million for the same quarter of 2012.

Outlook

Concluding, Mr. Sherman said, “We certainly closed 2013 on a strong note as indicated by our fourth quarter results. However, winter weather across our markets thus far in 2014 has caused disruptions and has delayed construction activity. Nevertheless, we still believe a growing demand for housing exists in our markets, and that once the weather abates increased construction activity will return.”

Builders FirstSource Reports Fourth Quarter and Fiscal Year 2013 Results (continued)

Conference Call

Builders FirstSource will host a conference call Friday, February 21, 2014 at 10:00 a.m. Central Time (CT) and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 800-730-9234 (U.S. and Canada) and 719-325-4787 (international). A replay of the call will be available at 3:00 p.m. CT through February 26th. To access the replay, please dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (international) and refer to pass code 2570906. The live webcast and archived replay can also be accessed on the company’s website at www.bldr.com under the “Investors” section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates 53 distribution centers and 47 manufacturing facilities in 9 states, principally in the southern and eastern United States. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.

Cautionary Notice

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, plans to reduce costs, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s growth strategies, including gaining market share, or the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, lumber prices and the economy. Builders FirstSource, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

# # #

Contact:

Chad Crow	Marcie Hyder
Senior Vice President and Chief Financial Officer	Vice President and Corporate Controller
Builders FirstSource, Inc.	Builders FirstSource, Inc.
(214) 880-3585	(214) 880-3551

Financial Schedules to Follow

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three months ended		Fiscal year ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Sales	$369,111	$287,588	$1,489,892	$1,070,676
Cost of sales	286,264	229,518	1,169,972	856,110

Gross margin	82,847	58,070	319,920	214,566
Selling, general and administrative expenses (includes stock-based compensation expense of $960 and $956 for the three months ended in 2013 and 2012, respectively, and $4,245 and $3,628 for the fiscal year ended in 2013 and 2012, respectively.)	69,453	57,868	271,885	222,311
Facility closure costs	79	62	(7)	958

Income (loss) from operations	13,315	140	48,042	(8,703)
Interest expense, net	8,555	10,955	89,638	45,139

Income (loss) from continuing operations before income taxes	4,760	(10,815)	(41,596)	(53,842)
Income tax expense	183	226	769	577

Income (loss) from continuing operations	4,577	(11,041)	(42,365)	(54,419)
Loss from discontinued operations (net of income tax expense of $0 in 2013 and 2012, respectively)	(48)	(1,007)	(326)	(2,437)

Net income (loss)	$4,529	$(12,048)	$(42,691)	$(56,856)

Basic net income (loss) per share:
Income (loss) from continuing operations	$0.05	$(0.12)	$(0.44)	$(0.57)
Loss from discontinued operations	(0.00)	(0.01)	(0.00)	(0.03)

Net income (loss)	$0.05	$(0.13)	$(0.44)	$(0.60)

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.05	$(0.12)	$(0.44)	$(0.57)
Loss from discontinued operations	(0.00)	(0.01)	(0.00)	(0.03)

Net income (loss)	$0.05	$(0.13)	$(0.44)	$(0.60)

Weighted average common shares:
Basic	97,458	95,645	96,449	95,463

Diluted	99,468	95,645	96,449	95,463

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three months ended December 31,
	2013		2012
	(in thousands)
Prefabricated components	$72,026	19.5%	$52,869	18.4%
Windows & doors	82,775	22.4%	62,270	21.7%
Lumber & lumber sheet goods	123,041	33.3%	96,455	33.5%
Millwork	35,212	9.6%	28,320	9.8%
Other building products & services	56,057	15.2%	47,674	16.6%

Total sales	$369,111	100.0%	$287,588	100.0%

	Fiscal year ended December 31,
	2013		2012
	(in thousands)
Prefabricated components	$294,008	19.7%	$203,687	19.0%
Windows & doors	308,607	20.7%	233,111	21.8%
Lumber & lumber sheet goods	526,633	35.4%	348,132	32.5%
Millwork	136,883	9.2%	104,165	9.7%
Other building products & services	223,761	15.0%	181,581	17.0%

Total sales	$1,489,892	100.0%	$1,070,676	100.0%

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	December 31,	December 31,
	2013	2012
	(in thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$54,696	$131,432
Restricted cash	—	12,068
Accounts receivable, less allowance of $3,605 and $2,831 at December 31, 2013 and 2012, respectively	143,036	117,405
Inventories	123,636	108,999
Other current assets	9,793	9,968

Total current assets	331,161	379,872
Property, plant and equipment, net	49,392	44,084
Goodwill	111,193	111,193
Other assets, net	24,093	15,692

Total assets	$515,839	$550,841

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$81,046	$79,397
Accrued liabilities	45,310	37,778
Current maturities of long-term debt	67	60

Total current liabilities	126,423	117,235
Long-term debt, net of current maturities	353,904	360,895
Other long-term liabilities	20,144	24,615

Total liabilities	500,471	502,745
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 97,905 and 96,916 shares issued and outstanding at December 31, 2013 and 2012, respectively	973	957
Additional paid-in capital	373,418	363,471
Accumulated deficit	(359,023)	(316,332)

Total stockholders’ equity	15,368	48,096

Total liabilities and stockholders’ equity	$515,839	$550,841

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Fiscal year ended December 31,
	2013	2012
	(in thousands)
Cash flows from operating activities:
Net loss	$(42,691)	$(56,856)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,305	11,120
Asset impairments	—	48
Amortization and write-off of deferred loan costs	4,067	744
Amortization and write-off of debt discount	7,794	1,425
Fair value adjustment of stock warrants	1,502	4,992
Deferred income taxes	917	458
Bad debt expense	900	751
Net non-cash expense (income) from discontinued operations	(195)	1,064
Stock compensation expense	4,245	3,628
Net gain on sale of assets	(284)	(38)
Changes in assets and liabilities:
Receivables	(26,531)	(41,727)
Inventories	(14,637)	(31,914)
Other current assets	(177)	(710)
Other assets and liabilities	(1,344)	(195)
Accounts payable	1,649	30,779
Accrued liabilities	7,904	9,581

Net cash used in operating activities	(47,576)	(66,850)

Cash flows from investing activities:
Purchases of property, plant and equipment	(15,051)	(10,398)
Proceeds from sale of property, plant and equipment	2,592	230
Decrease in restricted cash	13,030	1,135

Net cash provided by (used in) investing activities	571	(9,033)

Cash flows from financing activities:
Borrowings under revolving credit facility	30,000	—
Payments under revolving credit facility	(30,000)	—
Proceeds from issuance of long term debt	350,000	62,075
Payments of long-term debt and other loans	(364,778)	(54)
Payments of deferred loan costs	(15,634)	(1,639)
Payment of recapitalization costs	(37)	—
Exercise of stock options	1,754	596
Repurchase of common stock	(1,036)	(496)

Net cash provided by (used in) financing activities	(29,731)	60,482

Net change in cash and cash equivalents	(76,736)	(15,401)
Cash and cash equivalents at beginning of period	131,432	146,833

Cash and cash equivalents at end of period	$54,696	$131,432

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Supplemental Interest Expense Information

(unaudited - dollars in thousands)

	Three months ended		Fiscal year ended
	December 31,		December 31,
	2013	2012	2013	2012
Detail of Interest Expense:
Term loan	$—	$5,014	$10,638	$19,018
Prepayment Penalty—Term Loan	—	—	39,475	—
2021 notes	6,599	—	15,716	—
2016 notes	—	4,541	9,083	18,164
Credit facility	206	11	598	38
Change in fair value of stock warrants (1)	944	576	1,502	4,992
Amortization of debt discount (1) (2)	—	402	7,794	1,425
Amortization of deferred loan costs (1) (3)	617	229	4,067	744
Other	189	182	765	758

Interest expense, net	$8,555	$10,955	$89,638	$45,139

(1)	Non-cash item
(2)	Includes $6,797 write-off of term loan discount for the fiscal year ended December 31, 2013
(3)	Includes $2,150 write-off of debt issuance costs related to term loan & 2016 notes for the fiscal year ended December 31, 2013

Note:	The company provided detailed explanations of these non-GAAP financial measures in its Form 8-K filed with the Securities and Exchange Commission on February 20, 2014.

	Three months ended		Fiscal year ended
	December 31,		December 31,
	2013	2012	2013	2012
Reconciliation to Adjusted EBITDA:
Net income (loss)	$4,529	$(12,048)	$(42,691)	$(56,856)
Reconciling items:
Depreciation and amortization expense	1,964	2,867	9,305	11,120
Interest expense, net	8,555	10,955	89,638	45,139
Income tax expense	183	226	769	577
Loss from discontinued operations, net of tax	48	1,007	326	2,437
Facility closure costs	79	62	(7)	958
Litigation settlement proceeds	—	(637)	—	(637)
Stock compensation expense	960	956	4,245	3,628
Other	(118)	40	(256)	45

Adjusted EBITDA	$16,200	$3,428	$61,329	$6,411

	Three months ended December 31,
	2013		2012
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Reconciliation to Adjusted income (loss) from continuing operations:
Income (loss) from continuing operations		$4,577		$(11,041)
Reconciling items:
Facility closure costs	79	48	62	38
Litigation settlement proceeds		—	(637)	(389)
Warrant fair value adjustment		944		576
Tax valuation allowance		(2,600)		3,611

Adjusted income (loss) from continuing operations		$2,969		$(7,205)

Weighted average diluted shares outstanding		99,468		95,645

Adjusted income (loss) from continuing operations per diluted share		$0.03		$(0.08)

	Fiscal year ended December 31,
	2013		2012
	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Reconciliation to Adjusted income (loss) from continuing operations:
Loss from continuing operations		$(42,365)		$(54,419)
Reconciling items:
Prepayment premium	39,475	25,658		—
Debt issuance cost write-offs	2,150	1,398		—
Debt discount write-offs	6,797	4,418		—
Facility closure costs	(7)	(4)	958	586
Litigation settlement proceeds		—	(637)	(389)
Warrant fair value adjustment		1,502		4,992
Tax valuation allowance		15,333		19,559

Adjusted income (loss) from continuing operations		$5,940		$(29,671)

Weighted average diluted shares outstanding		96,449		95,463

Adjusted income (loss) from continuing operations per diluted share		$0.06		$(0.31)